SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported):
May 10, 2006

FastFunds Financial Corporation
(Exact name of registrant as specified in charter)

Nevada	333-1026D	87-0425514
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

11100 Wayzata Boulevard, Suite 111
Minnetonka, MN 55305
(Address of principal executive offices, zip code)
Registrant’s telephone number, including area code: (952) 541-0455

Item 1.01 Entry Into a Material Definitive Agreement.

Effective May 10, 2006, FastFunds Financial Corporation (“FastFunds” or the “Company”) entered into a Settlement Agreement with the holders of certain promissory notes issued by FastFunds and dated as of April 14, 2004. Under the Settlement Agreement, the noteholders agreed to receive an aggregate of 200,000 shares of FastFunds common stock in lieu of payment of certain amounts of principal and interest under the promissory notes. All parties to the Settlement Agreement granted the others general releases from claims. In addition, the Company entered into a second Settlement Agreement together with its parent corporation, Equitex, Inc., a Delaware corporation. Under the second Settlement Agreement, Equitex agreed to issue shares of Equitex common stock in partial satisfaction of the Company’s obligations under the promissory notes. Under the Escrow Agreement, a third party has agreed to hold the certificates representing the stock issued under the second Settlement Agreement until such time as the shares are eligible for distribution under the second Settlement Agreement.

FastFunds offered and sold the shares of common stock under the Settlement Agreement in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933, based on the fact that there were a limited number of investors, all of whom, either alone or through a purchaser representative, had knowledge and experience in financial and business matters such that each was capable of evaluating the risks of the investment, and all such investors are “accredited investors” as defined in rules promulgated under the Securities Act. Such shares of common stock may not be resold in of the United States absent registration or an applicable exemption from registration requirements. The disclosure about the private placement and related agreements contained in this report does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company, and is made only as required under applicable rules for filing current reports with the SEC, and as permitted under Rule 135c under the Securities Act.

Item 3.02  Unregistered Sales of Equity Securities.

The disclosures set forth in Item 1.01 are hereby incorporated by reference to this Item.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FASTFUNDS FINANCIAL CORPORATION
Date: May 16, 2006	By: /s/ Thomas B. Olson Thomas B. Olson Corporate Secretary